EXHIBIT 99.1

Robert J. Dwyer Joins MasTec Board

        CORAL GABLES, Fla., Oct. 19 /PRNewswire-FirstCall/ — MasTec, Inc.(NYSE: MTZ) today announced that Mr. Robert J. Dwyer has joined MasTec’s Board of Directors. Mr. Dwyer retired from Morgan Stanley Dean Witter in 1999 as Executive Vice President-National Sales Director, from 1991 until retirement. He currently serves as an Advisory Director for Morgan Stanley & Co. Prior to 1991, he served with Dean Witter Reynolds, Inc. as Executive Vice President of Taxable Fixed Income Products and also as Senior Vice President-Associate National Sales Director.

    Mr. Dwyer has numerous charitable and civic interests. He currently serves as Chairman of the Board of Trustees for Niagara University and is on the investment committee for the Vincentian Order. Mr. Dwyer also serves as Chairman of the Dwyer Family Foundation, which supports a number of health and social programs.

    “Mr. Dwyer had a long and distinguished career on Wall Street, and we are fortunate to be able to access his talent and experience for the Company,” commented Jorge Mas, Chairman of MasTec’s Board of Directors.

        MasTec (http://www.mastec.com) is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

        This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

Investor Relations (305)406-1815 marc.lewis@mastec.com J. Marc Lewis Vice President - Investor Relations